COOPERATIVE BANKSHARES, INC. JOINS
                             RUSSELL MICROCAP INDEX

For Immediate Release:

         Wilmington, NC--July 14, 2005, Cooperative Bankshares, Inc. (NASDAQ:
"COOP") today announced it has been included in the Russell Microcap(TM) Index.

         The newly launched Russell Microcap Index, which debuted on July 1, is comprised of the smallest 1,000 securities in the small-cap Russell 2000(TM) Index along with the next smallest 1,000 companies, based on a ranking of all U.S. equities by market capitalization.

         "We are pleased with our inclusion in this new index," said Cooperative Bankshares, Inc. CEO, Frederick Willetts, III.

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 20 offices in Eastern North Carolina.


For Additional Information:
Frederick Willetts, III, CEO
910-343-0181